Exhibit 4.18

DESCRIPTION OF SECURITIES

As of December 31, 2019, Eastman Chemical Company (the “Company,” “Eastman,” “us,” “we,” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) common stock; (2) 1.50% Notes due 2023 (the “2023 notes); and (3) 1.875% Notes due 2026 (the “2026 notes”). Unless the context indicates otherwise, all references to “notes” refers to the 2023 notes and the 2026 notes together.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.18 is a part. See our Certificate of Incorporation, our Bylaws, and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Authorized Capital Stock

Eastman is authorized to issue up to 400,000,000 shares of capital stock, of which 50,000,000 may be shares of preferred stock, par value $0.01 per share, and 350,000,000 may be shares of common stock, par value $0.01 per share. No shares of preferred stock have been issued by the Company.

Voting Rights

Holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Holders of our common stock do not have any preemptive right to subscribe for or purchase any of our securities of any class or kind.

Dividends

Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of our common stock are entitled to participate ratably in dividends on our common stock as declared by our Board of Directors.

Liquidation Rights

Holders of our common stock are entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of our preferred stock.

Listing

Our shares of common stock are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “EMN.”

Subscription, Redemption or Conversion Privileges

Holders of our common stock do not have any subscription, redemption or conversion privileges.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Exhibit 4.18

Certain Provisions Affecting Control of the Company

General

Certain provisions of our Certificate of Incorporation, our Bylaws and the DGCL described in this section may delay or make more difficult acquisitions or changes of control of Eastman not approved by our Board of Directors. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Eastman, although these kinds of proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors.

Number of Directors; Removal; Vacancies

Our Certificate of Incorporation and our Bylaws provide that the number of directors will be determined from time to time exclusively by a vote of a majority of our Board of Directors then in office. Our Certificate of Incorporation also provides that our Board of Directors has the exclusive right to fill vacancies, including vacancies created by expansion of our Board of Directors. This provision could have the effect of discouraging a potential acquiror from attempting to obtain control of Eastman. Our Certificate of Incorporation further provides that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors. This provision, in conjunction with the provision authorizing our Board of Directors to fill vacant directorships, could prevent stockholders from removing certain incumbent directors and filling the resulting vacancies with their own nominees.

Election of Directors

Our Bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast by stockholders, except as otherwise required by the DGCL or as provided for in our Certificate of Incorporation and our Bylaws. All directors are elected at each annual meeting of stockholders for terms expiring at the next annual meeting of stockholders and until such director’s successor shall be elected and qualified.

No Stockholder Action by Written Consent; Special Meetings

Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation also provides that special meetings of the stockholders may be called only by our Board of Directors (i) pursuant to a resolution adopted by a majority of the members of our Board of Directors then in office, or (ii) upon the written request of the holders of at least 25% of our outstanding voting stock in accordance with the requirements set forth in our Bylaws. These provisions could delay a stockholder vote on certain matters, such as proposed business combinations or removal of directors, and could have the effect of discouraging a potential acquiror from making a tender offer for our securities.

Exhibit 4.18

Advance Notice for Stockholder Proposals and Director Nominations; Proxy Access

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders and for nominations by our stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. As described more fully in our Bylaws, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our Board of Directors, or by a stockholder who has given to the Company’s Corporate Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at a stockholders’ meeting has the authority to make these determinations. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Company’s Corporate Secretary prior to a meeting at which directors are to be elected will be eligible for election as our directors. In addition to the director nomination process described above, our Bylaws permit one or more stockholders, who have owned continuously at least 3% of the voting power entitled to vote generally in the election of directors for at least three years, up to and including the date of the applicable annual meeting of stockholders, to include up to a specified number of director nominees in our proxy materials for an annual meeting of stockholders (“proxy access”). The maximum number of stockholder nominees permitted under the proxy access provisions of our Bylaws is 20% of the number of directors in office as of the last day on which a notice of proxy access nomination may be delivered. Stockholders must give timely written notice to the Company’s Corporate Secretary, in proper form, to include director nominees in our proxy materials for an annual meeting of stockholders. With the exception of proxy access, these provisions could make it more difficult for stockholders to raise matters affecting control of Eastman, including tender offers for our securities, business combinations or the election or removal of directors, for a stockholder vote.

Amendment of the Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our Certificate of Incorporation requires approval by both a majority of the members of our Board of Directors then in office and a majority of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors. This provision, which is the minimum approval required under the DGCL, could make it more difficult for stockholders to amend, alter, change or repeal any provision of our Certificate of Incorporation, including a provision affecting control of Eastman.

Preferred Stock and Additional Common Stock

Under our Certificate of Incorporation, our Board of Directors has the authority to provide by board resolution for the issuance of shares of one or more classes or series of preferred stock. Our Board of Directors is authorized to fix by resolution the terms and conditions of each such other class or series. The authorized shares of our preferred stock, as well as authorized but unissued shares of our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of the NYSE or any other stock exchange on which any class or series of our stock may then be listed. These provisions give our Board of Directors the power to approve the issuance of a class or series of our preferred stock, or additional shares of our common stock, that could, depending on the terms of the stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations; alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Constituency or Stakeholder Provision

In determining what is in our best interests and the best interests of our stockholders, our Certificate of Incorporation authorizes our Board of Directors in its discretion to consider, in addition to the long-term and short-term interests of the stockholders, the social and economic effects of the matter being considered on employees, customers, creditors and communities in which we operate. Further, in evaluating a potential business combination, our Board of Directors may also consider such matters as the business and financial condition of the acquiror, the competence, experience and integrity of the acquiror’s management, and prospects for successful conclusion of the business combination. This provision gives our Board of Directors the authority to take into account factors other than the financial interests of the stockholders and could result in the rejection of a business combination or tender offer for our securities even if proposed at a price exceeding market value.

Exhibit 4.18

Delaware Business Combination Statute

Section 203 of the DGCL provides that, subject to specified exceptions, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that stockholder becomes an “interested stockholder” unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•
upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•
on or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

Except as otherwise specified in Section 203 of the DGCL, an “interested stockholder” is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant time and (ii) the affiliates and associates of any such person. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203 of the DGCL. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203 of the DGCL. The provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Eastman. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF NOTES

We have previously filed a registration statement on Form S-3 (File No. 333-204119), which was filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2015 and covers the issuance of the notes.

The following description of notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to (1) the indenture, dated as of June 5, 2012, between us and Wells Fargo Bank, National Association, as trustee (the “indenture”), which is filed as an exhibit to the Form 8-K filed with the SEC on June 5, 2012, including the definitions of the terms used in the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); (2) the form of note for the 2023 notes, which is filed as an exhibit to the Form 8-K filed with the SEC on May 26, 2016; and (3) the form of note for the 2026 notes, which is filed as an exhibit to the Form 8-K filed with the SEC on November 21, 2016.

Exhibit 4.18

General

The 2023 notes were issued in an aggregate initial principal amount of €550,000,000 and an aggregate additional principal amount of €200,000,000 and will mature on May 26, 2023. The initial and additional 2023 notes are treated as a single series and have the same terms (other than the date of issue and the initial price), including having the same ISIN, Common Code and CUSIP number. The 2026 notes were issued in an aggregate initial principal amount of €500,000,000 and will mature on November 23, 2026. The notes are issued only in book-entry form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes are not entitled to any sinking funds. The notes are represented by one or more permanent global notes that are deposited with a common depositary and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream. See “-Book-Entry Procedures; Global Clearance and Settlement.”

The 2023 notes bear interest annually at a rate of 1.50% per annum, and interest on the 2023 notes accrues from May 26, 2016, or from the most recent date from which interest has been paid or provided for. The 2026 notes bear interest annually at a rate of 1.875% per annum from November 21, 2016, or from the most recent date from which interest has been paid or provided for. Interest is payable annually in arrears on May 26 of each year, beginning May 26, 2017, in the case of the 2023 notes and on November 23 of each year, beginning November 23, 2017, in the case of the 2026 notes, to the persons in whose names such notes are registered in the security register at the close of business on the May 11 preceding the relevant interest payment date, in the case of the 2023 notes, and on the November 8 preceding the relevant interest payment date, in the case of the 2026 notes, or if the notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment date; except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable.

Interest payable on the applicable series of notes on any interest payment date, redemption date or maturity date is the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the notes, if no interest has been paid or duly provided for) to, but excluding, such interest payment date, redemption date or maturity date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any interest payment date, maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.

Unless otherwise indicated, the term “business day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Listing

The 2023 notes are listed on NYSE under the symbol “EMN23.” The 2026 notes are listed on NYSE under the symbol “EMN26.”

Optional Redemption

We may redeem the notes, in whole or in part, in the case of the 2023 notes at any time prior to February 26, 2023 (three months prior to their maturity), and in the case of the 2026 notes at any time prior to August 23, 2026 (three months prior to their maturity), on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the applicable series of notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the applicable series of notes to be redeemed; or

Exhibit 4.18

•
the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the applicable series of notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 30 basis points with respect to the 2023 notes and 25 basis points with respect to the 2026 notes;

plus, in each case, accrued and unpaid interest to the redemption date.

In addition, we may redeem the notes, in whole or in part, at any time and from time to time, in the case of the 2023 notes, commencing on February 26, 2023 (three months prior to their maturity) and in the case of the 2026 notes, commencing on August 23, 2026 (three months prior to their maturity), on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the applicable series of notes to be redeemed, at a redemption price equal to 100% of the principal amount of the applicable series of notes to be redeemed plus accrued and unpaid interest to the applicable redemption date.

If money sufficient to pay the redemption price of all of a series of the notes (or portions thereof) to be redeemed on the applicable redemption date is deposited with the trustee or paying agent on or before the applicable redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such series of notes (or such portion thereof) called for redemption.

For purposes of the foregoing discussion of an optional redemption, the following definitions are applicable:

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes of either series are to be redeemed, the trustee must select, not more than 60 days prior to the redemption date, the particular notes or portions thereof to be redeemed from the outstanding notes not previously called for redemption by such method as the trustee deems fair and appropriate; provided that if the notes are represented by one or more global notes, beneficial interests in the notes will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

We may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

Exhibit 4.18

Redemption for Tax Reasons

We may redeem the notes of either series at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of such series of notes, together with any accrued and unpaid interest on such series of notes to, but excluding, the date of redemption, at any time, if:

1)
we have or will become obliged to pay Additional Amounts (as defined below) with respect to such series of notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States (“U.S.”) or any political subdivision of or in the U.S. or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the U.S.), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of the issuance of such series of notes; or

2)
on or after the date of the issuance of a series of the notes, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the U.S. or any political subdivision of or in the U.S. or any taxing authority thereof or therein, including any of those actions specified in clause (1) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay Additional Amounts with respect to such series of notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the trustee and the paying agent).

Notice of any redemption will be mailed, or delivered electronically if a series of notes are held by any depositary (in accordance with such depositary’s customary procedures), at least 30 days but not more than 60 days before the redemption date to each registered holder of the applicable series of notes; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of a series of notes were then due.

Payment of Additional Amounts

All payments of principal and interest in respect of each series of notes are made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges required to be deducted or withheld by the U.S. or any political subdivision or taxing authority of or in the U.S. (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event any withholding or deduction for Taxes on payments in respect of either series of notes is required, we will, subject to the limitations described below, pay such additional amounts (“Additional Amounts”) on the applicable series of notes as will result in receipt by each beneficial owner of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction), as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of Additional Amounts for or on account of:

Exhibit 4.18

1)
any Tax that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership, corporation or other entity) and the U.S., including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the U.S. or being or having been engaged in trade or business or present in the U.S. or having had a permanent establishment in the U.S., (2) the failure of a beneficial owner or holder of the notes to comply with any certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the U.S. of the beneficial owner or holder of the notes that such beneficial owner or holder is legally able to comply with (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty) or (3) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such note on any date during such 30-day period;

2)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Tax;

3)
any Tax imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company with respect to the U.S., a controlled foreign corporation with respect to the U.S., a foreign tax exempt organization with respect to the U.S. or a personal holding company with respect to the U.S. or as a corporation that accumulates earnings to avoid U.S. federal income tax;

4)	any Tax which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on the notes;

5)
any Tax required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;

6)
any Tax imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the Code (as defined below), and the regulations that may be promulgated thereunder) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such Tax would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (6);

7)
any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

8)
any Tax required to be withheld or deducted under Sections 1471 through 1474 of the Code or any amended or successor version of such Sections that is substantively comparable (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA or

9)	any combination of items (1), (2), (3), (4), (5), (6), (7) and (8);

nor will we pay any Additional Amounts to any beneficial owner or holder of notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those notes.

Exhibit 4.18

As used in the preceding section, “U.S. Person” means any individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the U.S., any state of the U.S. or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any Additional Amounts which may be payable under this provision.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to either series of notes, unless we have exercised our right to redeem the applicable series of notes as described under “-Optional Redemption” in accordance with the indenture, each holder of such notes will have the right to require us to purchase all or a portion (equal to €100,000 or any multiple of €1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to either series of notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of such notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•
deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

The paying agent will be required to promptly mail to each holder who properly tendered such notes the purchase price for such debt securities, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of €100,000 or a multiple of €1,000 in excess thereof.

We will not be required to make a Change of Control Offer with respect to either series of notes if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by us and such third party purchases all such notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption has been given to the holders of all such notes in accordance with the terms of the indenture, unless and until there is a default in payment of the redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place of the Change of Control at the time of making of the Change of Control Offer.

Exhibit 4.18

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable series of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the applicable series of notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the applicable series of notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes of a series cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of such series of notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such series of notes below Investment Grade or (y) publicly announces that it is no longer considering such series of notes for possible downgrade; provided, that no such extension will occur if on such 60th day the notes of such series are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Change of Control” means the occurrence of any of the following after the date of issuance of a series of notes:

•
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

•
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

•
we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction; or

Exhibit 4.18

•
during any period of 24 consecutive calendar months, the majority of the members of our Board of Directors shall no longer be composed of individuals (a) who were members of our Board of Directors on the first day of such period or (b) whose election or nomination to our Board of Directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of our Board of Directors or, if directors are nominated by a committee of our Board of Directors, constituting at the time of such nomination, at least a majority of such committee.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned Subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency; provided, that we shall give written notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

For purposes of the notes, the following definition is applicable:

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Eastman and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Exhibit 4.18

Certain Covenants

The indenture contains, among others, the following covenants:

Restrictions on Secured Debt

Under the indenture, we will not, and we will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”), secured by pledge of, or mortgage or lien on, any Principal Property (as defined below) of the Company or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the notes of each series (together with, if we shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the notes) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt (as defined below) of the Company and our Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (as defined below) would not exceed 10% of Consolidated Net Tangible Assets; provided, however, that this restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, indebtedness secured by:

•	Mortgage on such property or shares of stock or Debt existing as of June 5, 2012;

•	Mortgages securing only notes issued under the indenture;

•
Mortgages on such property or shares of stock of or Debt of, any Person, which Mortgages are existing at the time (i) such Person became a Restricted Subsidiary, (ii) such Person is merged into or consolidated with the Company or any Subsidiary or (iii) we or a Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;

•	Mortgages in favor of us or any Restricted Subsidiary;

•	Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Mortgages on such property or shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

•
Mortgages on such property or shares of stock or Debt to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;

•	Mortgages incurred in connection with a Sale and Leaseback Transaction (as defined below) satisfying the provisions under “-Limitations on Sale and Leaseback Transactions”; and

•
any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing bullet points; provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same such property or shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Exhibit 4.18

Limitations on Sale and Leaseback Transactions

Under the indenture, we will not, and we will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including us or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by us or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by us or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (referred to as a “Sale and Leaseback Transaction”) unless either:

•
we or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under “-Restrictions on Secured Debt” on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing notes issued under the indenture; or

•
(a) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction is at least equal to the fair market value of such Principal Property and (b) within 180 days after such sale or transfer shall have been made by us or by a Restricted Subsidiary, we apply an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an officers’ certificate) to the retirement of Funded Debt (as defined below) of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (x) the principal amount of notes issued under the indenture delivered within 180 days after such sale to the trustee for retirement and cancellation, and (y) the principal amount of Funded Debt other than notes issued under the indenture, voluntarily retired by us within 180 days after such sale. No retirement referred to in this bullet point may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Limitation on Mergers, Consolidation and Sales of Assets

The indenture provides that we may not consolidate or merge with or into, or sell, lease or convey all or substantially all of our assets in any one transaction or series of transactions to any other corporation, unless:

•
the resulting, surviving or transferee Person is either the Company or is a corporation, partnership, trust or other entity organized under the laws of the U.S., any state therein or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the indenture and the notes of each series issued under the indenture; and

•
immediately after giving effect to the transaction, with respect to each series of notes issued under the indenture, no Event of Default (as defined below) or event which with notice or lapse of time would be an Event of Default has occurred and is continuing.

The successor will be substituted for us in the indenture with the same effect as if it had been an original party to such indenture. Thereafter, the successor may exercise the rights and powers of the Company under the indenture.

Events of Default

With respect to the notes, each of the following is an Event of Default under the indenture:

•	failure to pay principal of, or premium, if any, on the notes when due;

•	failure to pay any interest on the notes when due, continued for 30 days;

•
failure to perform any other covenant in the indenture, continued for 90 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding notes of such series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization.

Exhibit 4.18

If an Event of Default (other than an Event of Default described in the last bullet point above) with respect to the notes outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of such series by notice as provided in the indenture, may declare the principal amount of the notes of such series, and the interest accrued thereon, if any, to be due and payable immediately. If an Event of Default described in the last bullet point above with respect to the notes of such series at the time outstanding shall occur and is continuing, the principal amount of all the notes of such series, and the interest accrued thereon, if any, will automatically, and without any action by the trustee or any holder, become immediately due and payable, without any declaration or other act by the trustee or any holder. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of all of the notes of each applicable series then outstanding affected thereby (treated as a single class) may, under certain circumstances, waive all defaults related to such series of notes (or with respect to all of the notes, as the case may be) and rescind and annul such acceleration and its consequences if the Company has paid or deposited with the trustee a sum sufficient to pay matured interest, principal due otherwise than by acceleration, overdue interest and certain other payments in accordance with the indenture, and all Events of Default in respect of such series of notes, other than the non-payment of accelerated principal have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “-Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee if an Event of Default occurs and is continuing, the trustee shall be under no obligation to exercise any of its rights and powers under the indenture at the request of any of the holders, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against the cost, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right, in accordance with applicable law and the provisions of the indenture, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of the notes will have any right to institute any action or proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the notes of such series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee and (iii) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of either series of the notes for the enforcement of payment of the principal of, any premium, if any, or interest on such notes on or after the applicable due date specified in such notes.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of the notes to:

•	cure any ambiguity or correct any inconsistency in the indenture or any supplement thereto;

•	secure the notes;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of the notes;

•	provide for the issuance of, and terms of, new notes as permitted under the indenture;

Exhibit 4.18

•	provide for uncertificated notes or to comply with the provisions of any clearing system or requirements of the trustee relating to transfers or exchanges of the notes;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•
in the case of subordinated debt securities, make any change relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness, provided that such change is made in accordance with the provisions of such senior debt securities;

•	add any guarantees with respect to the notes; and

•	make any change that we may deem necessary or desirable, provided that such provisions do not materially adversely affect the legal rights of any holder of the notes of the applicable series.

The indenture provides that modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of all of the notes of each applicable series then outstanding affected by such modification or amendment (treated as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

•	change the stated maturity of the principal of the notes;

•	reduce the principal amount or premium, if any, on the notes;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, premium, if any, or interest is payable;

•	impair the right to institute suit for the enforcement of any payment on the notes when due;

•	reduce the percentage in principal amount of the notes outstanding whose consent is required for any modification of the indenture; or

•	modify such amendment provisions, subject to certain exceptions.

The holders of not less than a majority in aggregate principal amount of all of the notes of each applicable series outstanding affected thereby (treated as a single class), by written notice to the trustee, may on behalf of the holders of all notes waive compliance by us with certain restrictive provisions of the indenture with respect to such series. The holders of a majority in aggregate principal amount of all of the notes of each applicable series outstanding affected thereby (treated as a single class) may on behalf of the holders of all notes waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of each series affected.

With respect to any notes, the consent or waiver, as the case may be, of holders of the notes of such series required or permitted under the indenture, as the case may be, if we so determine, may also be obtained from the holders of a majority in principal amount of the notes of that series.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding notes have given any request, demand, authorization, direction, notice, consent, waiver or other action under the indenture as of any date, certain notes, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to the indenture, which is described below in “-Discharge, Defeasance and Covenant Defeasance,” will not be deemed to be outstanding.

Exhibit 4.18

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes entitled to give any request, demand, authorization, direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding notes on the record date.

Discharge, Defeasance and Covenant Defeasance

The indenture provides that we may elect either:

•	to defease and be discharged from any and all obligations with respect to all or any notes with certain limited exceptions described below (referred to as “Legal Defeasance”); or

•	to be released from our obligations with respect to all or any notes under the restrictive covenants in the indenture and any related Events of Default (referred to as “Covenant Defeasance”).

In order to accomplish Legal Defeasance or Covenants Defeasance: (i) we must deposit with the trustee, in trust, cash in U.S. dollars and/or U.S. government obligations, in an amount sufficient to pay any installment of principal, premium, if any, and interest on the notes of such series on the applicable stated maturity or redemption date of the payments; (ii) we must deliver to the trustee an opinion of counsel (in the case of Legal Defeasance with respect to the notes of such series, based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture) to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and that such holders will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance or Covenant Defeasance, as the case may be, with respect to such series of notes had not occurred; (iii) no default or Event of Default with respect to the notes of the applicable series will have happened or be continuing on the date of the deposit; and (iv) if certain other conditions are satisfied.

Obligations not discharged in a Legal Defeasance include those relating to (i) the rights of holders of the notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due from the trust referred to above; (ii) our obligations with respect to the notes of such series concerning mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust; and (iii) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith.

In addition, subject to certain limitations and exceptions, we may satisfy and discharge our obligations under the indenture with respect to the notes of such series by (i) delivering to the trustee for cancellation all of the notes outstanding, or (ii) depositing with the trustee, in trust, no earlier than one year before the notes become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash and/or U.S. government obligations sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us.

Certain Definitions

“Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the rate per annum borne by notes issued under the indenture, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Unless the Company elects to calculate the total amount of rent required to be paid through the first date upon which such lease may be terminated without penalty (if such a provision exists), in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

Exhibit 4.18

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles in the U.S. as in effect from time to time.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse owned or leased in connection with a Sale and Leaseback Transaction by the Company or any Subsidiary which is located within the U.S. and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of the Board of Directors, as evidenced by a board resolution, is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

“Restricted Subsidiary” means a wholly-owned Subsidiary of the Company substantially all of the assets of which are located in the U.S. (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the U.S.

“Subsidiary” means a corporation more than 50% of the outstanding Voting Stock (as defined above) of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

Issuance in Euros

All payments of interest and principal, including payments made upon any redemption of the notes, are payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As used above, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the U.S. Federal Reserve Board.

Investors are subject to foreign currency exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.

Exhibit 4.18

Issuance of Additional Notes

The indenture provides that we may, without the consent of the holders of the notes, increase the principal amount of notes of that series by issuing additional notes of such series in the future on the same terms and conditions, except for any differences in the issue date, price to the public, interest accrued prior to the issue date of such additional notes, and the initial interest payment date, and with the same CUSIP, ISIN or Common Code numbers as the applicable series of notes, provided that if such additional notes are not fungible for U.S. federal income tax purposes, such notes will have a different CUSIP, ISIN or Common Code numbers than the applicable series of notes. The notes and any additional notes of such series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any Event of Default has occurred and is continuing with respect to such series of notes.

Ranking

The notes are our unsecured unsubordinated obligations and rank on a parity in right of payment with all our other unsecured and unsubordinated debt for borrowed money. The notes are effectively subordinated to any of our future secured debt to the extent of the value of the assets securing such debt.

The notes are not guaranteed by any of our Subsidiaries and will therefore be structurally subordinated to all existing and future debt and other obligations, including trade payables, of our Subsidiaries.

The indenture does not limit the incurrence by us or our Subsidiaries of other unsecured debt and does not limit the incurrence of secured debt by our Subsidiaries which are not Restricted Subsidiaries. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business.

Governing Law

The indenture and the notes are governed by and construed in accordance with the internal laws of the State of New York.

Book-Entry Procedures

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

Global Clearance and Settlement

The notes were issued in the form of one or more global notes (the “Euro Global Notes”) in fully registered form, without coupons, and were deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates were not issued in exchange for beneficial interests in the Euro Global Notes.

Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Exhibit 4.18

Beneficial interests in the Euro Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests are in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold the notes of either series directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes of a series are required to be issued in relation to such notes in accordance with the provisions of the relevant Euro Global Notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes of such series unless and until such time as its holding satisfies the minimum denomination requirement.

So long as Euroclear or Clearstream or the nominee of their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Euro Global Notes for all purposes under the indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Certificated Notes

Subject to certain conditions, the notes represented by the Euro Global Notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

•	the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the Euro Global Notes and a successor is not appointed within 90 days;

•	we in our discretion at any time determine not to have all of the notes represented by the Euro Global Notes; or

•	a default entitling the holders of the applicable notes to accelerate the maturity thereof has occurred and is continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a Euro Global Note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).

Same-Day Payment

Payments (including principal, premium and additional amounts, if any, and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes (maintained by the registrar), provided that all payments (including principal, premium and additional amounts, if any, and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.